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EXHIBIT 10.2

LETTER AGREEMENT FOR GAS MANAGEMENT SERVICES

This letter agreement sets forth the agreement and understanding between Indigenous Global Development Corporation (IGDC), and DMJ Gas Marketing Consultants, LLC (DMJ), collectively "the parties", for the purpose of supporting IGDC's natural gas operations pursuant to the following terms and conditions:


OBJECTIVES OF SERVICES:

The primary objective of services provided in this Letter Agreement is to enhance the profitability of IGDC's natural gas production through efficient operations and enhanced gas sales opportunities. The secondary objective is to reduce counterparty credit risk by diversifying from one to several (two to four) potential buyers for IGDC's gas each month.

DMJ is neither a gas broker nor gas marketer. DMJ is acting exclusively as an authorized limited agent for IGDC, providing scheduling services, imbalance services, marketing intelligence, and marketing assistance.

SCOPE OF SERVICES:

     A. Contract Administration

     (Items 1 and 2 are in the event IGDC has California produced natural gas for sale.)

     1. PG&E California Production Balancing Agreement (CPBA). DMJ shall facilitate implementation of a CPBA between PG&E and IGDC. DMJ shall further administer the terms and conditions of the CPBA on behalf of IGDC during the term hereof.

     2. PG&E Gas Transmission Service Agreement (GTSA). DMJ shall facilitate implementation of GTSA between PG&E and IGDC. DMJ shall further administer the terms and conditions of the GTSA during the term hereof. IGDC shall either place a deposit with PG&E or demonstrate adequate creditworthiness with PG&E to allow use of the GTSA to transport IGDC's gas from the CPBA to the PG&E Citygate (Silverado transportation). IGDC shall authorize DMJ to nominate gas under the terms of the GTSA.

     (Items 3 and 4 pertain to all gas available for sale by IGDC)

     3. Gas Sales Agreements. DMJ shall facilitate implementation of gas sales agreements with at least four buyers, creditworthy to IGDC, to provide IGDC multiple opportunities for gas sales. Said agreements shall be by and between IGDC and the buyer. DMJ shall in no way take title to or independent control of any gas associated with its services to IGDC. DMJ shall arrange that all daily, monthly, and longer-term transaction agreements are properly in place subject to IGDC granting DMJ limited authority to act on IGDC's behalf and that all applicable transaction information is available to DMJ.

     4. Natural Gas Financial-Only Transactions. Upon request, DMJ shall assist IGDC to obtain agreements to purchase financial-only, fixed-for-index price swaps or other financial gas derivative products.

     B. Marketing Assistance

     1. Beyond facilitating implementation of gas sales agreements stated above, upon IGDC's request, DMJ shall actively promote gas sales to IGDC approved buyers under stated IGDC sales criteria. Said sales criteria may be modified by IGDC at any time for future transactions. Such criteria may specify various prices and terms such as daily, monthly, multi-month, fixed, indexed, and others desirable to IGDC.

     2. The parties shall use their best efforts to support oral communications between each other with written confirmations, either by fax or email.

     3. Upon request by IGDC, DMJ shall provide IGDC with relevant market intelligence held by DMJ such as NYMEX data, basis data, gas industry publication pricing data, and other information pertaining to prospective transaction for IGDC.

     4. DMJ accepts no liability for the financial outcome of sales transactions entered into by IGDC, whether IGDC acted under DMJ's guidance or not.


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     C. Management of Production Imbalances

     1. DMJ shall monitor and record IGDC's natural gas production rates. IGDC shall make production data accessible to DMJ at least twice per week.

     2. DMJ shall monitor and record the ongoing balance between IGDC's actual gas production and gas scheduled. DMJ shall notify IGDC at times when IGDC's monthly production- to-scheduled imbalance becomes greater than ten percent (10%).

     3. DMJ shall be available to assist IGDC with monthly management of month-end imbalances between actual production and gas scheduled into the pipeline or otherwise sold at the wellhead master meter. DMJ assistance may include, but not be limited to, soliciting trading counterparties, administering trades, and preparing necessary paperwork for IGDC's approval and execution. Following IGDC's guidelines, DMJ shall seek counterparties each month to trade imbalances and negotiate prices for the imbalances and conduct the trades on IGDC's behalf. Prior to trading each month, DMJ shall inform IGDC of current market conditions, expected value for imbalance gas, and expected value of carrying imbalances forward versus selling or buying. DMJ shall then proceed based on the outcome of the discussions with IGDC. All imbalance payments shall be made to and from IGDC. Every effort will be made to keep IGDC within the 10% tolerance, but in the event IGDC needs to buy imbalance gas, IGDC is aware that prepayment may be required from the counterparty.

     4. DMJ accepts no liability for the financial outcome of imbalance trades which it makes on behalf of IGDC. Furthermore, DMJ assumes no responsibility for representing the creditworthiness of IGDC or other parties, or for lack of payment from purchases of IGDC's imbalances.

     D. Gas Scheduling Services

     1. DMJ shall initiate and maintain nominations on IGDC's transportation contracts. DMJ shall perform gas nomination services in compliance with all applicable pipeline standards, which includes DMJ being available seven days per week to schedule gas.

     2. DMJ shall schedule gas in accordance with IGDC's sales agreements, and shall maintain accounting of daily deliveries to IGDC's customers.

     3. DMJ shall coordinate nominations with IGDC counterparties in a timely manner.

     E. Customer Invoices

     1. At IGDC's request, DMJ shall prepare and deliver gas supply invoices to IGDC's customers as specified by the terms of the IGDC sales agreements with its customers. DMJ is prepared to meet the following requirements:
          a.   Create invoices on IGDC letterhead.
          b.   Issue invoices by the 10th of each month.
          c.   Fax or email, then send original by first class U.S. Mail
          d. Invoices contain customer name, month of deliveries, quantity delivered, billing rates, billing amount, payment instructions, and contact name and number at DMJ and/or IGDC to call for invoice questions.

     2. As stated above, DMJ shall respond to invoice inquiries from IGDC customers.

Fees:

1. IGDC shall pay DMJ two and a half cents ($.025) per MMBtu for all gas sold and scheduled each month. It is expected that a portion of this volume will be baseloaded to a market at first of month prices, either indexed or fixed. In addition, this $.025 fee will apply to any volumes of gas sold at a fixed price for a period of longer than 30 days.

2. For additional volumes above the baseloaded amount per day, IGDC will pay DMJ two and a half cents ($.025) per MMBtu scheduled, and IGDC and DMJ shall share in any trading profits per the attached tiered fee schedule (attachment A). Trading profits are defined as profits resulting in a trade on the daily gas market that receives IGDC a higher value than the first of the month baseloaded price. This includes the value of any gas traded in the imbalance market.

IGDC and DMJ will engage in frequent, often daily, communication to determine IGDC's best interests as to optimizing the value of the gas production.


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Payment:

1. DMJ shall bill IGDC on a monthly basis. Payment is due 10 days after receipt of the invoice.

2.   Payment shall be made via check to :

           DMJ Gas Marketing Consultants
           7027 Dublin Blvd., Suite 617
           Dublin, CA 94568

TERM:

1. This Letter Agreement shall commence Apr 1, 2005, or upon signing, and shall continue for an initial term of six (6) months, ending Sep 30, 2005.

2. Following the initial 6 month term, if no written termination notice is received, this Letter Agreement shall continue month to month thereafter.

TERMINATION:

1. Either party may terminate this Letter Agreement at the end of the initial term by providing at least 30 days prior written notice to the other party.

2. If IGDC fails to pay invoices timely, DMJ shall be entitled to terminate this Letter Agreement with ten days notice. Such termination shall not limit any other remedy available to DMJ.

3. If DMJ fails to perform the services outline herein, IGDC shall be entitled to terminate this Letter Agreement subject to providing written notice of DMJ deficiency. DMJ will have 10 days to cure deficiency. If deficiency is not cured, then IGDC may terminate this Letter Agreement.

CONFIDENTIALITY:

DMJ and IGDC recognize and agree that during the term, both will gain access to certain information critical to the ongoing business operations of each entity. This may include, but not be limited to, customers, clients, and supplier identities, transportation arrangements and terms, and conditions of certain contractual arrangements relative to the above. Both parties to this Letter Agreement specifically agree to keep any and all suck information strictly confidential throughout the term defined hereunder and subsequent to the termination of this Letter Agreement.

WARRANTY:

DMJ shall perform all services with due diligence in a good workmanlike manner under generally accepted industry professional standards and, where applicable, standards imposed by law for comparable or similar services. All materials incorporated into services shall be of good quality.

INDEMNIFICATION:

IGDC agrees to indemnify DMJ and hold it harmless from all losses, liabilities, or claims including attorney's fees and costs of court ("Claims"), from any and all persons, arising from or out of claims associated with agreements between IGDC and its customers and/or supplies. DMJ agrees to indemnify and save it harmless from all Claims, from any and all persons, arising from or out of claims directly between DMJ, its customers, suppliers, and employees.

FORCE MAJEURE:

During declared force majeure events associated with IGDC gas supply or by IGDC customers, DMJ shall act in a manner consistent with IGDC supply and delivery agreement and pipeline delivery standards. The clear objective will be to minimize operational impacts on IGDC and its customers. DMJ will prepare for IGDC and immediate assessment of any force majeure impact including volumes of gas affected, projected duration of the force majeure event to the extent information is available to DMJ, and operational alternatives.


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INDEPENDENT CONTRACTOR:

In performing under this Letter Agreement, DMJ shall act at all times as an independent contractor. DMJ shall not make any commitment or incur any charge or expense that is not explicitly authorized by IGDC.

DMJ expressly agrees, acknowledges, and stipulates that neither this Letter Agreement nor the performance of it obligations or duties hereunder shall ever result in DMJ, or anyone employed by DMJ, being:

     A. An employee of IGDC or agent for IGDC (unless otherwise agreed to by both parties); or
     B. Entitled to any benefits from IGDC, including, without limitation, pension, profit sharing, accident insurance, or health, medical, life, or disability insurance benefits or coverage, to which employees of IGDC are entitled.

The sole and only compensation and/or benefit of any nature to which DMJ shall be entitled are the payments provided for herein. IGDC shall have no direction or control of DMJ or its employees and agents; however, IGDC may from time to time inspect work performed by DMJ on IGDC's behalf. The actual performance and supervision of all services shall be by DMJ, but the services shall meet the approval of IGDC.

CHOICE OF LAW:

This Letter Agreement and all matters associated with it shall be interpreted under the laws of the State of California.

NOTICES:

Any formal notice, request or demand that either party gives to the other respecting this Letter Agreement shall be in writing and shall be mailed by registered or certified mail or delivered in hand to the following address of the other party:

     Indigenous Global Devl. Corp.     IGDC
                                       100 Bush St., Suite 600
                                       San Francisco, CA 94104
                                       Attn: Karl Gee

     DMJ Gas Marketing Consultants     DMJ Gas Marketing Consultants, LLC
                                       7027 Dublin Blvd., Suite 617
                                       Dublin, CA 94568
                                       Attn: Dave Jones

SIGNATURES:

The parties accept the terms and conditions herein, and are duly authorized to execute this Letter Agreement for Gas Management Services.

Indigenous Global Development Corporation

By: /s/ Deni Leonard
---------------------------------
Name: Deni Leonard
Title: Chairman/CEO

Date: 09/28/04

DMJ Gas Marketing Consultants, LLC

/s/ Dave Jones
---------------------------------
    President



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